Exhibit 99.1

Company Investor/ Media Contact:
dj Orthopedics, Inc.
Mark Francois
Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJ ORTHOPEDICS COMPLETES ACQUISITION OF AIRCAST INCORPORATED

SAN DIEGO, CA April 7, 2006 – dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, today announced that it closed its acquisition of Aircast Incorporated on April 7, 2006. The acquisition was first announced on February 27, 2006. dj Orthopedics acquired Aircast from its shareholders, including majority owner Tailwind Capital, for approximately $290 million in cash.

“We are very pleased to complete our acquisition of Aircast and begin the exciting work ahead of us,” said Les Cross, president and chief executive officer of dj Orthopedics. “We will now turn our focus to the roll out of the combined organization’s sales strategies and on the timely integration of Aircast’s manufacturing and administration functions.

“On the sales side, we have the opportunity to leverage the strength of both the DonJoy and Aircast brands in the U.S. and in Europe. Aircast’s products are complementary to ours and the distribution channel synergies for these two companies should create exciting cross-selling opportunities between DonJoy and Aircast products by the combined efforts of both sales teams. While we are known as a leader in knee bracing and Aircast is known as a leader in ankle bracing, the acquisition also complements and strengthens our existing franchises in fracture boots and in cold therapy products. We are also very excited about our new sales opportunities with Aircast’s VenaFlow® vascular system for the hospital-based prevention of deep vein thrombosis after surgery.

“On the integration front, we will soon begin to relocate some of Aircast’s administrative functions from their headquarters in New Jersey to our headquarters in Vista, California, which will begin to generate

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domestic operating expense synergies. Also, we will soon begin relocating certain Aircast manufacturing operations into available capacity that we have at our award-winning production facility in Mexico. The expansion of this facility in Mexico is proceeding according to plan and should be completed by late summer allowing us to enter the final stage of the manufacturing integration. With less than 200 SKU’s in the Aircast portfolio, the integration should be complete by the end of 2006 and represent fairly low risk for us.

“As announced previously, we continue to believe that the full integration of Aircast’s business will be accomplished in six to nine months, and we therefore are on target to realize the full annualized benefit of $15 to $20 million in integration synergies in 2007. We are pleased to report that the syndication of our term loan financing for the acquisition was met with overwhelming response, permitting us to lock-in a very favorable rate of LIBOR plus 1.5% for our new $350 million, seven-year term loan. The size of the term loan was reduced from our original expectations due to our strong cash flow during the period since we announced the acquisition. We plan to discuss additional information regarding our expectations for the remainder of 2006 during our regularly scheduled first quarter conference call, which should occur later this month.”

About Aircast

Aircast is a leading designer and manufacturer of orthopedic devices, including ankle bracing products, and vascular systems. The company has a 30-year track record of consistent revenue growth and cash flow generation, built from its focused portfolio of products with proven clinical benefits and long-standing relationships with key opinion leaders. In addition to ankle braces, Aircast’s orthopedic product line includes a broad array of cold therapy systems, fracture boots and specialty products. The vascular systems business includes products to prevent deep vein thrombosis (DVT), which can occur after surgery.

About dj Orthopedics

dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets. Marketed under the DonJoy and ProCare brands, the Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury. The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery. Together, these products provide solutions throughout the patient’s continuum of care. The Company sells its products in the United States and in more than 50 other countries through networks of agents, distributors and its direct sales force. Customers include orthopedic, podiatric and spine surgeons, orthotic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals. For additional information on the Company, please visit www.djortho.com.

Safe Harbor Statement

This press release contains forward-looking statements regarding the timing of and cost savings benefits from dj Orthopedics’ integration plan for Aircast Incorporated. dj Orthopedics undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Forward looking statements include references to the expected time to complete the integration of Aircast’s business into dj Orthopedics’ business; and the Company’s expectations for annualized cost synergies benefits. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions that might cause actual results to differ significantly from those expressed in or implied by such forward-looking statements, including the risk that the Company may not be able to implement its integration plan relative to the acquisition and may not achieve anticipated future operational cost synergies; risks that the integration of the acquired operations takes longer and is more costly than anticipated; and competitive products or technologies and/or competition in the marketplace that can undermine the Company’s sales and profitability goals of the combined businesses. Other risk factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed on February 16, 2006 with the Securities and Exchange Commission.

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